UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 30, 2013

SKYLINE CORPORATION

(Exact name of registrant as specified in its charter)

Indiana	1-4714	35-1038277
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P. O. Box 743, 2520 By-Pass Road Elkhart, IN 46515

(Address of principal executive offices) (Zip Code)

(574) 294-6521

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On August 9, 2013, Skyline Corporation (“Corporation”) received approval to have its Common Stock listed on the NYSE MKT market, and anticipates commencement of trading on September 5, 2013.

On April 10, 2013, the New York Stock Exchange (“NYSE”) notified the Corporation that it had fallen below the NYSE’s continued listing standards. The Corporation is considered below criteria established by the NYSE due to the Corporation’s average market capitalization being less than $50 million over a consecutive 30 day trading-day period, and its last reported shareholder’s equity being less than $50 million.

In accordance with NYSE procedures, the Corporation submitted a business plan to the NYSE demonstrating how it intends to regain compliance with the listing standards within 18 months (“plan period”). On June 27, 2013, NYSE notified the Corporation that the business plan was accepted, and that it would be subject to quarterly reviews during the plan period for compliance with the goals and initiatives outlined in the plan.

In connection with submission of the business plan, the Corporation’s management also evaluated NYSE’s MKT market. Management determined that transferring the Corporation’s Common Stock to the NYSE MKT market would be beneficial for the Corporation because it would receive substantially the same service at a lower cost. A copy of a news release is attached to this Current Report as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

99.1	News release of Skyline Corporation dated August 30, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

SKYLINE CORPORATION

Date: August 30, 2013	By:	/s/ Jon S. Pilarski
Jon S. Pilarski
Chief Financial Officer

Index to Exhibits

99.1	News release of Skyline Corporation dated August 30, 2013